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                    September 21, 2020

       Katy Murray
       Chief Financial Officer
       A. H. Belo Corp
       P.O. Box 224866
       Dallas, Texas 75222

                                                        Re: A. H. Belo Corp
                                                            Form 10-K For the
Year Ended December 31, 2019
                                                            Filed May 8, 2020
                                                            File No. 001-33741

       Dear Ms. Murray:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing